THIS AGREEMENT, dated as of March 16, 2011 (this "Agreement"), between Sun Bancorp, Inc., a New Jersey corporation (the "Company"), and a fund managed by Anchorage Capital Group LLC, a Delaware limited liability company, acting on behalf of a yet-to-be-designated investment fund that it advises (the "Investor").

INTRODUCTION

The Company is currently undertaking a firm commitment underwritten public offering (the “Current Offering”) of its common stock, par value $1.00 per share (“Common Stock”).  The Company intends to direct the underwriters to sell to the Investor, and the Investor intends to purchase from the underwriters, as an investment in the Company, 7,463,716 shares of Common Stock in the public offering and at the public offering price as described in the Prospectus and the Preliminary Prospectus Supplement dated March 14, 2011, of the Company and any Free Writing Prospectus of the Company, receipt of which the Investor hereby acknowledges.  In connection with its prospective purchase of Common Stock, the Investor has requested certain “gross-up” rights from the Company in connection with certain future offerings of Company securities, and the Company has agreed to grant such rights.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties, intending to be legally bound,  agree as follows:

ARTICLE I

Gross-Up Rights

1.1           Gross-Up Rights.  (a)  For so long as the Investor beneficially owns, together with its Affiliates, at least 6.0% of the outstanding shares of Common Stock of the Company at any time after the date hereof, then if the Company makes any public or nonpublic offering or sale of any equity security (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an "equity kicker") (including any hybrid security) (any such security, a "New Security") (other than (i) any Common Stock or other securities (1) issuable upon the exercise or conversion of any securities of the Company issued or agreed to be issued as of the date hereof (2) issuable pursuant to the transactions contemplated by this Agreement; (ii) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company's stock incentive plans approved by the Board of Directors, either before or after the date of this Agreement, or the issuance of stock pursuant to the Company's employee stock purchase plan, or director stock purchase plans approved by the Board of Directors or all other similar plans where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation, deferral of fees or other compensation; or (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction), then the Investor shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law and the Certificate of Incorporation and bylaws of the

Company, the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed or public offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities.  The amount of New Securities that the Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investor, and the denominator of which is the number of shares of Common Stock then outstanding.

(b) Notice.  In the event the Company proposes to offer or sell New Securities, it shall give the Investor written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing, and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than two business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering.  The Investor shall have 7 business days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 1.1 and, as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 1.1.  Such notice shall constitute a nonbinding indication of interest of the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company's notice to it.  The failure of the Investor to respond within such 7 business day period shall be deemed to be a waiver of the Investor's rights under this Section 1.1 only with respect to the offering described in the applicable notice.

(c) Purchase Mechanism.  If the Investor exercises its rights provided in this Section 1.1, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 20 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 120 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals).  The Company and the Investor agree to use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities; provided, however, that nothing herein shall require the Investor to consummate any purchase as to which the Investor has exercised its purchase rights provided in Section 1.1 if the Investor determines that doing so could reasonably be expected to result in the Investor, together with its Affiliates, being deemed for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or the Change in Bank Control Act of 1978, as amended, to own 10% or more of any class of voting securities of the Company or to otherwise control the Company.

(d) Failure of Purchase.  In the event that the Investor fails to exercise its rights provided in this Section 1.1 within said 7 business day period or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section (c) because of the Investor's failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of 45 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 1.1 by the Investor or which the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such securities than were specified in the Company's notice to the Investor.  Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 120 days from the date of the applicable agreement with respect to such sale.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 45-day period (or sold and issued New Securities in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 120 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investors in the manner provided above.

(e) Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) Cooperation.  The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor's rights under this Section1.1, including to secure any required approvals or consents.

(g) Effectiveness of Gross-Up Rights.  The Company and the Investor agree and acknowledge that the rights granted hereby shall become effective upon the closing of the initial issuance of Common Stock in the Current Offering.  Notwithstanding anything to the contrary, the Company and the Investor agree and acknowledge that the rights granted hereby shall apply to the issuance of Common Stock by the Company pursuant to the exercise of the over-allotment option granted to the underwriters in the Current Offering.

ARTICLE II

Miscellaneous

2.1           Company Authority.  The Company has the corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the affirmative vote of at least a majority of the directors on the Board of Directors of the Company.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Investor, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).

2.2           Investor Authority.  The Investor has the power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the affirmative vote of at least a majority of the Investor’s board of directors or other governing body.  This Agreement has been duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).

2.3           Financial Capability.  The Investor will have immediately available funds necessary to consummate the transactions contemplated hereby, as of the date of any closing, on the terms and conditions contemplated by this Agreement.

2.4           Amendment.  No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

2.5           Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

2.6           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

2.7           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as follows:

(a) If to the Investor:
610 Broadway
6th Floor
New York, NY 10012
Attn: Hal Goltz

Facsimile:  (212) 432-4601

with copies to:

Milbank, Tweed, Hadley & McCloy LLP
Suite 1100
1850 K Street NW
Washington DC, 20006
Attn: Winthrop N. Brown
Facsimile:  (202) 263-7514

(b) If to the Company:

Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey 08360
Attn:  Chief Executive Officer
Facsimile:  (856) 691-9187

with a copy to:

Malizia Spidi & Fisch, PC
1227 25th Street, N.W.
Suite 200 West
Washington, D.C. 20037
Attn:  John J. Spidi
Facsimile:  (202) 434-4661

2.8           Entire Agreement, Etc.  This Agreement constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and their permitted assigns.

2.9           Certain Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below:

(a)  the term "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b)           "business day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of New Jersey generally are authorized or required by law or other governmental actions to close;

(c)           "person" has the meaning given to it in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(d)           "beneficially own," "beneficial owner" and "beneficial ownership" are defined in Rules 13d-3 and 13d-5 of the Exchange Act.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

SUN BANCORP, INC.

By:           /s/ Thomas X. Geisel
Thomas X. Geisel
President and Chief Executive Officer

ANCHORAGE CAPITAL GROUP, LLC

By:           /s/ Daniel Allen
Name: Daniel Allen
Title: Partner